Exhibit 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS APPOINTS

KENNETH T. LAMNECK TO THE BOARD OF DIRECTORS

ANGLETON, TX, JUNE 11, 2013 – Benchmark Electronics, Inc. (NYSE: BHE), a leading integrated contract manufacturing provider, announced today the appointment of Kenneth T. Lamneck as an independent director to the Board of Directors of the Company effective June 11, 2013. Mr. Lamneck is President and Chief Executive Officer of Insight Enterprises, Inc., a global provider of information technology hardware, software and service solutions to businesses and public sector clients in over 190 countries. He also serves as a director of Insight. Prior to joining Insight, from 2004 through 2009, Mr. Lamneck served as President, the Americas, at Tech Data Corporation, a wholesale distributor of technology products, where he led operations in the United States, Canada and Latin America. From 1996 to 2003, he held various executive management positions at Arrow Electronics, including President of Arrow/Richey Electronics and President of Arrow’s Industrial Computer Products business. Mr. Lamneck received a Masters of Business Administration from the University of Texas at El Paso and a Bachelors of Science in Engineering from the United States Military Academy at West Point.

About Benchmark Electronics, Inc.

Benchmark Electronics, Inc. provides integrated manufacturing, design and engineering services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment (which includes equipment for the aerospace and defense industry), testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include 23 facilities in nine countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

979-849-6550 (ext. 1361) or lisa.weeks@bench.com

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